Exhibit 10.1
EMPLOYMENT AGREEMENT
     AGREEMENT made as of November 11, 2005 between RONALD J. BERNSTEIN (“Executive”) and LIGGETT GROUP INC. (the “Company”).
     WHEREAS, the Board of Directors of the Company (the “Board”) wishes Executive to continue to serve as the President and Chief Executive Officer of the Company; and
     WHEREAS, Executive is willing to continue to provide his services and experience to the Company, Liggett Vector Brands Inc. and their affiliates in such capacities upon the terms and conditions herein set forth.
     NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the parties agree as follows:
1. TERM.
     (a) Subject to paragraph (b) of this Section 1, the term of employment under this Agreement (the “Contract Term”) will commence on October 1, 2005 (the “Employment Date”) and will expire on December 31, 2008, unless earlier terminated as provided in Section 6.
     (b) The Contract Term shall automatically be extended on December 31, 2008 and each subsequent December 31 for an additional year unless, not later than at least six (6) months prior to any such date, either party to this Agreement, shall have given written notice to the other party that he or it does not wish to extend the Contract Term, in which case no further extension of the Contract Term shall occur pursuant hereto.
2. POSITION AND DUTIES.
     (a) General. During the Contract Term the Company agrees to employ Executive as, and Executive agrees to accept the office of, and serve as, the President and Chief Executive Officer of the Company. In such position, Executive shall have the duties, responsibilities and authorities normally associated with the office and position of president and chief executive officer of a corporation including, but not limited to management authority and responsibility for the day-to-day operations and business affairs of the Company. Executive shall report to the Board and to the Chairman of the Board and the Chief Executive Officer of the Company’s

indirect parent, Vector Group Ltd. (“VGR”). Commencing with the Employment Date, Executive shall perform his duties and conduct his business at the principal executive offices of the Company in North Carolina, except for required travel on the Company’s behalf. Executive may also, from time to time, be requested to oversee operations of other of the Company’s and its affiliate’s businesses, without additional compensation, all as may be determined by the Board and VGR and reasonably acceptable to Executive. Executive shall serve other positions with the Company’s affiliates, as may be mutually determined from time to time, without additional compensation. During the Contract Term, Executive shall serve, without additional compensation, on the Board and, if elected, on the board of VGR.
     (b) Exclusive Services. Commencing with the Employment Date, Executive shall, except as hereinafter provided and except for vacation periods, holidays recognized by the Company and periods of illness, serve on a full-time basis, devoting his skill and experience to the affairs of the Company and its affiliates and, for so long as he serves as President and Chief Executive Officer of the Company, faithfully discharge the duties of those offices. Executive shall not, directly or indirectly, render services to any other person or organization for which he receives compensation without the prior written consent of the Board, or otherwise engage in any activity (including, without limitation, acting as a director, partner, joint venturer, advisor or shareholder) that substantially interferes or is reasonably likely to interfere substantially with his faithful performance of his duties and responsibilities hereunder.
     (c) Charitable and Other Activities. Executive shall be allowed, to the extent such activities do not substantially interfere with the performance of his duties and responsibilities hereunder, (i) to manage his personal, financial and legal affairs, and (ii) to be engaged in civic, charitable, religious and educational activities.
3. COMPENSATION AND OTHER BENEFITS.
     (a) Salary. During the Contract Term, commencing with the Employment Date, the Company shall pay Executive a base salary of $750,000 per annum, as the same may be increased from time to time as provided herein (the “Salary”), payable in installments at such regular intervals as the Company customarily pays its other executives (but in no event less often than monthly). The Salary shall be increased, as of January 1 of each year commencing January

1, 2006, as necessary to reflect year over year increases in the cost of living since the prior Salary increase, determined by reference to the Consumer Price Index, Northeast Region, All Items (1982-1984 = 100) (the “Index”), or, if publication of the Index is terminated, any substantially equivalent successor thereto.
     (b) Special Bonus. Executive will receive a $500,000 special bonus from the Company within ten (10) days of execution of this Agreement.
     (c) Stock Options. Six (6) months and a day after the execution of this Agreement and the letter attached hereto as Exhibit “A” (the “Grant Date”), if Executive is employed under this Agreement on such date, VGR shall replace Executive’s 2001 stock option grant with non-qualified stock options to purchase 250,000 shares of common stock of VGR (the “New Option Grant”) under the Vector Group Ltd. Amended and Restated 1999 Long-Term Incentive Plan (the “LTIP”), at an exercise price equal to the fair market value of VGR’s common stock on the Grant Date, as more particularly described in the letter attached hereto as Exhibit “A”. The New Option Grant will be governed by the Non-Qualified Stock Option Agreement in substantially the form annexed hereto as Exhibit “B”.
     (d) Restricted Stock Grant. Upon execution of this Agreement, Executive shall receive a restricted stock grant of 50,000 shares of common stock of VGR (the “Restricted Stock Grant”), under the LTIP and pursuant to the Restricted Share Award Agreement in substantially the form annexed hereto as Exhibit “C”.
     (e) Plans, Policies and Programs. During the Contract Term, Executive, Executive’s wife and their eligible dependents shall be eligible to participate in and be covered under any and all of the welfare, benefit and perquisite plans, policies and programs maintained by the Company from time to time for its executives and/or other employees, including, without limitation, 401(k), profit sharing, incentive plan, medical, hospitalization, dental, disability, life, accidental death and dismemberment and travel accident insurance plans and programs, such participation and coverage to be on terms and conditions no less favorable to Executive than to the Company’s other executives.
     (f) Annual Incentive Compensation. Subject to approval of VGR’s Senior Executive Annual Bonus Plan (the “Plan”) at VGR’s 2006 annual shareholders’ meeting and approval by VGR’s Compensation Committee, Executive shall be eligible under the Plan, commencing with the calendar year ending December 31, 2006, to receive an annual bonus of up to 100% of Salary, with the bonus beginning to accrue at 100% of target earnings before interest and taxes (“EBIT”) for the Company, with a bonus equal to 50% of Salary at 100% of target EBIT and 100% of Salary at 105% of target EBIT. Target EBIT for the year shall be determined by VGR’s Compensation Committee in accordance with the Plan, based on the performance goals for the Company and any such bonus shall be paid in accordance with the terms of the Plan. Subject to approval of VGR’s Compensation Committee, Executive shall be entitled to a bonus for the calendar year ending December 31, 2005 as set forth in Exhibit “D” annexed hereto. The bonus for 2005, if any, will be paid to Executive by the Company as soon as practicable after the closing of the books of the Company for such calendar year, but in no event later than March 15, 2006.
     (g) Vacation. Executive shall be entitled to not less than four (4) weeks of paid vacation each year of his employment hereunder, but, shall not be entitled to cash in lieu of vacation. Vacation shall not accrue from year-to-year.
     (h) Waiver of Benefits. Executive shall be entitled to receive only those benefits expressly provided herein. Executive waives his rights under the Company’s Executive Termination Policy unless otherwise agreed to in writing by the parties.
4. REIMBURSEMENT OF EXPENSES.
     In the course of performing his duties under this Agreement, Executive may incur reasonable out-of-pocket travel, entertainment and other business expenses for the account of the Company. Executive shall be entitled to prompt reimbursement for all reasonable out-of-pocket business expenses so incurred, upon submission to the Company of an adequate, written accounting which complies in form and substance with the Company’s policy regarding records to support reimbursement for business expenses incurred for the account of the Company. Executive shall have access to the use of corporate aircraft in accordance with VGR’s Corporate Aircraft Policy in effect from time to time.

5. TERMINATION OF EMPLOYMENT.
     (a) Voluntary Termination.
     (i) Executive has the right to voluntarily terminate his employment hereunder at any time during the Contract Term upon not less than three (3) months’ prior written notice to the Company (which the Company may in its sole discretion make effective earlier), unless his termination is for Good Reason (as defined below) in which event only thirty (30) business days’ prior written notice is required. In the event of a voluntary termination of employment, unless Executive has terminated his employment for Good Reason (in which case he shall receive the amounts and benefits set forth in, and subject to the terms of, Section 5(b)(i)), the Contract Term shall terminate immediately after the three (3) month notice period, unless sooner terminated by the Company, and Executive shall only be entitled to receive within thirty (30) days of such termination or such later date as otherwise provided for herein or in accordance with the then applicable plan, policy or program:
(A)	any accrued but unpaid Salary to and including the date of termination of his employment;

(B)	any benefits under Section 3(e) except to the extent Executive is not eligible to receive such benefits pursuant to the terms and conditions of the Company’s plans, policies and programs because Executive is no longer employed by the Company;

(C)	reimbursement for expenses incurred by Executive, but not yet reimbursed, in accordance with Section 4; and

(D)	any vested options pursuant to the Non-Qualified Stock Option Agreement or other option grants to Executive and vested stock pursuant to the Restricted Stock Grant.
     (ii) For purposes of this Agreement, “Good Reason” shall exist if, at any time prior to the expiration of the Contract Term, without the prior written consent of the Executive;
(A)	the Board shall remove Executive as President and Chief Executive Officer of the Company (other than in connection with the termination of his employment);

(B)	Executive shall not be appointed to, or maintained as a member of, the Board;

(C)	the Board shall reduce the Executive’s rate of Salary or Annual Incentive Compensation opportunity or shall materially reduce Executive’s benefits described in Section 3(e);

(D)	Executive’s duties and responsibilities at the Company shall be significantly diminished or there shall be assigned to him duties and responsibilities materially inconsistent with his position;

(E)	the Company shall fail to obtain a written agreement reasonably satisfactory to Executive from any successor of the Company to assume and perform this Agreement; or

(F)	there occurs a Change of Control as defined in the Restricted Share Award Agreement and Executive is required to relocate more than fifty (50) miles from the Executive’s current work location:
provided, however, that the term “Good Reason” shall not include the occurrence of any of the above if such occurrence is remedied by the Company or any successor within thirty (30) business days after receipt of Executive’s written notice of resignation for Good Reason setting forth in specific detail the facts and circumstances resulting in the Good Reason upon which his resignation is based.
     (b) Involuntary Termination.
          (i) The Company has the right to terminate Executive’s employment, on written notice to Executive, at any time without Cause (as defined below). In the event the Company terminates Executive’s employment without Cause during the Contract Term, the Contract Term shall terminate immediately and Executive shall only be entitled to receive in cash, within thirty (30) days of such termination or such later date as otherwise provided for herein or in accordance with the then applicable plan, policy or program:
(A)	any accrued but unpaid Salary to and including the date of termination of his employment;

(B)	Salary from the date of termination for twenty four (24) months, payable in installments at regular intervals pursuant to Section 3(a);

(C)	any benefits under Section 3(e), during such time as Salary is being paid (or would be paid but for Section 5 (h)), except to the extent Executive is not eligible to receive such benefits pursuant to the terms and conditions of the Company’s plans, policies and programs because Executive is no longer employed by the Company;

(D)	reimbursement for expenses incurred by Executive, but not yet reimbursed, in accordance with Section 4;

(E)	any vested options pursuant to the Non-Qualified Stock Option Agreement or other option grants to Executive and vested stock pursuant to the Restricted Stock Grant; and

(F)	any Annual Incentive Compensation if earned in accordance with Section 3(f), pro rata, up to the date of termination; provided Executive is terminated on or after July 1st of a year and bonuses are otherwise paid to the management of the Company for that year.
     In the event of termination of employment without Cause, Executive shall take all reasonable measures to mitigate the amount of any payment of Salary provided for in Section 5(b)(i)(B) by seeking other employment or consulting work during any period in which monthly payments of Salary are being made to Executive under such section; provided, however, that no duty to mitigate shall exist with respect to the first twelve (12) monthly payments of Salary provided for in Section 5(b)(i)(B). Amounts of Salary due Executive under Section 5(b)(i)(B) during the second twelve (12) month period from the date of termination shall be reduced by any compensation or remuneration received by Executive from any subsequent employment or consulting work during such period. Executive shall provide to the Company, within ten (10) days after the end of each month, an affidavit from Executive certifying the amount of such compensation or consulting fees actually received by Executive during the previous month.
          (ii) The Company has the right to terminate Executive’s employment at any time for Cause, on written notice to Executive, setting forth in reasonable detail the facts and circumstances resulting in the Cause upon which such termination is based. In the event of termination for Cause, the Contract Term shall terminate immediately and Executive shall be entitled to those amounts and benefits specified in Section 5(a)(i). For purposes of this Agreement, Cause shall mean:

(A)	a material breach by Executive of his duties and obligations under this Agreement which is not remedied to the satisfaction of the Board within thirty (30) days after receipt by Executive of written notice of such breach from the Board;

(B)	Executive’s conviction or indictment for a felony;

(C)	an act or acts of personal dishonesty by Executive intended to result in personal enrichment of Executive at the expense of the Company or any of its affiliates or any other material breach or violation of Executive’s fiduciary duty owed to the Company or any of its affiliates;

(D)	a material violation of any Company or VGR policy or Code of Business Conduct and Ethics; or

(E)	any grossly negligent act or omission or any willful and deliberate misconduct by Executive that results, or is likely to result, in material economic, or other harm, to the Company or any of its affiliates; provided, however, that any act or omission by Executive shall not fall within the scope of this clause (E) if it was done or omitted to be done by Executive in good faith and with a reasonable belief that such action or omission was in the best interests of the Company.
     (c) Disability. Executive shall be considered to be “Disabled” if, during the Contract Term, in the reasonable opinion of the Board after receiving the written report of an independent physician selected by the Company, Executive is incapable, due to mental or physical illness, of performing the essential functions of his duties as President and Chief Executive Officer for a period of one hundred eighty (180) days (whether or not consecutive) during any period of three hundred sixty (360) consecutive days. In the event Executive shall become Disabled during the Contract Term, the Contract Term shall terminate and the Company shall have no further obligation or liabilities to Executive, except those set forth in Section 5(b)(i), subject to a maximum payment of Salary for a period of twelve (12) months under Section 5(b)(i)(B).
     (d) Death. In the event of Executive’s death during the Contract Term, the Contract Term shall terminate immediately thereafter, and Executive’s beneficiary or estate shall be entitled to receive those payments set forth in Section 5(b)(i), subject to a maximum payment of Salary for a period of twelve (12) months under Section 5(b)(i)(B).

     (e) Non-Renewal. In the event Company elects to not renew this Agreement, then Executive shall be entitled to receive the payments and benefits set forth in, and subject to, Section 5(b)(i); provided, however, that the period specified in Section 5(b)(i)(B) shall terminate on the second anniversary of the date of notice of non-renewal; provided, further, that if such notice of non-renewal is delivered more than six (6) months prior to the end of the Contract Term, it shall be deemed for this purpose to have been delivered six (6) months prior to the end of the Contract Term.
     (f) Termination Payments. Provided the Company makes the payments required under this Agreement, that are attributable to the termination of Executive’s employment, such payments shall be in full and complete satisfaction and release of any and all claims Executive or his beneficiary, estate or legal representative may have against the Company and/or its subsidiaries or affiliates hereunder, and Executive shall execute and deliver a full release in form and substance satisfactory to Company, confirming same.
     (g) Retirement. Any termination of Executive’s employment pursuant to Sections 5(a)(ii), 5(b)(i), 5(c), 5(d) and 5(e) above shall be deemed a “Retirement” for purposes of Section 7 of this Agreement.
     (h) Timing of Payments. Notwithstanding the other provisions of this Agreement, any payment required to be made to or provided to Executive under this Agreement upon his termination of employment shall be made or provided promptly after the six (6) month anniversary of Executive’s date of termination of employment to the extent necessary to avoid imposition upon Executive of any tax penalty imposed under Section 409A of the Internal Revenue Code of 1986, as amended. All payments due and owing for the six (6) month period shall be paid on the first day following the six (6) month anniversary of Executive’s date of termination.
6. RESTRICTIVE COVENANTS.
     (a) Confidentiality. Executive covenants and agrees with the Company that he will not, directly or indirectly, at any time, except in the good faith performance of Executive’s obligations to the Company hereunder or with the prior express written consent of the Board, disclose any Confidential Information that he may learn or has learned by reason of his employment or association with the Company, or use any such information for his own personal benefit or gain. The term “Confidential Information” includes, without limitation, information with respect to the operations, facilities and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, pricing information, financial information (including, without limitation, the revenues, costs or profits) associated with any activities or products of the Company and/or its affiliates, business plans, prospects, opportunities or other information of or relating to the Company and/or its affiliates. Confidential Information shall not include information which (i) is or becomes generally available to the public other than as a result of disclosure by Executive in violation of this section or (ii) Executive is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law.
     (b) Non-Solicitation. Executive, shall not, directly or indirectly, for the period commencing on the Employment Date and ending twenty-four (24) months following the last payment received under this Agreement (a) take any action to solicit or divert any business (or potential business) or clients or customers (or potential clients or potential customers) away from the Company or any affiliate and/or (b) induce any person in the employment of the Company or any affiliate or any consultant to the Company or any affiliate to (i) terminate such employment or consulting arrangement, (ii) accept employment, or enter into any consulting arrangement, with anyone other than the Company or any affiliate, and/or (iii) interfere with (x) the business relations between the Company or any affiliate and each of their respective customers or suppliers in any manner or (y) the business of the Company or any affiliate in any manner.
     (c) Non-Disparagement. Subject to the requirements of any applicable securities or other laws, Executive agrees that, during and after the Contract Term, he shall not at any time make any statement or representation, written or oral, which Executive knows or should know will, or which he knows or should know is reasonably likely to, impair, bring into disrepute, or adversely affect in any way the reputation, good will, business, or public relations of the Company, or any affiliate, and/or any person or entity which Executive knows or should know is one of the following: (i) an employee or a member of the boards of directors of the Company, or any affiliate, (ii) a person or entity who has or has had a legal or beneficial ownership interest in the shares of the Company, or any affiliate (an “Owner”), and/or (iii) an owner, employee, director, partner, representative of, and/or adviser to, any such Owner.
     (d) Non-Competition. Executive agrees that for the period commencing on the Employment Date and ending twenty-four (24) months following the last payment received under this Agreement, he shall not as an employee, consultant or in any other capacity, provide services, in the geographic areas listed below, that are the same as or similar to the services he provided to the Company or its affiliates, to any business that then engages in the development or manufacture of cigarette products or reduced risk or cessation products or is in the same, similar or otherwise competitive business as the Company or any affiliate. The restrictions set forth in this provision apply to the following geographic areas: (1) the United States; (2) North America; (3) North America and Europe; (4) North America, South America and Europe; (5) North America, South America, Europe and Asia; (6) the world; provided however, that the restrictive covenant contained herein, as its relates to the conventional tobacco business, shall only be applicable to the United States and North America if at the time this Agreement is terminated, the Company or any affiliate is not engaged in the conventional tobacco business other that in the United States and North America. Executive acknowledges and agrees that the Company’s market for research, development and sale of cigarette products is located throughout the United States and that the foregoing restrictions are reasonable and necessary to protect the Company’s legitimate business interests. The foregoing covenant shall not prohibit Executive from owning securities traded on any national or international exchange provided that Executive owns such securities for investment purposes only and that such securities represent less than one percent (1%) of the total outstanding shares of such securities.
     (e) Equitable Relief. Executive understands and agrees that the rights and obligations set forth in this Section 6 shall extend beyond the Contract Term and the termination of employment. Without intending to limit the remedies available to the Company, Executive acknowledges that a breach of the covenants contained in this Section 6 may result in material irreparable injury to the Company, its parent or their respective affiliates or subsidiaries for which there is no adequate remedy at law, that it may not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Executive from engaging in activities prohibited by this Section 6 or such other relief as may be required to specifically enforce any of the covenants in this Section 6. Executive shall also be required to pay all legal fees and costs incurred by Company in connection with enforcing its rights under this Section 6.
7. SERP.
     If a termination of Executive’s employment is deemed a Retirement for purposes of this Agreement, such termination shall constitute one of the following events, as appropriate, under the Vector Group Ltd. Supplemental Retirement Plan (as in effect from time to time) (“SERP”): in the event of a termination under Section 5(d) above, the death of Executive under Section 4.3 of the SERP; under Section 5(c) above, the Disability of Executive under Section 4.2 of the SERP; and under Sections 5(a)(ii), 5(b)(i) and 5(e) above, the termination of Executive without cause under Section 4.4 of the SERP. In the event Executive’s employment is terminated under Section 5(b)(ii) above, Executive shall not be entitled to any benefit under the SERP if the facts and circumstances upon which such termination is based would constitute “cause” under Section 4.4 of the SERP. If such facts and circumstances would not constitute “cause” under Section 4.4 of the SERP, such termination of Executive’s employment under Section 5(b)(ii) above will be treated as a termination of Executive without cause under Section 4.4 of the SERP.
8. NOTICE.
     Any notice required hereunder shall, unless specified to the contrary, be in writing. Any notice to be given by one party to the other, pursuant to this Agreement, shall be deemed given: (a) when telecopied on a business day, provided that receipt of such telecopy is confirmed by telephone immediately thereafter, or (b) on the second business day after delivery to a nationally recognized courier service, marked for overnight delivery, and addressed as follows:
In the case of Liggett Group Inc.:
Liggett Group Inc.
100 Maple Lane
Mebane, NC 27302
Attn: Office of General Counsel
With a copy to:
Vector Group Ltd.
100 SE Second Street, 32nd Floor
Miami, FL 33131
Attn: Marc N. Bell, Vice President and General Counsel
In the case of Executive:
Ronald J. Bernstein
[               ]
[               ]
9. SUCCESSORS AND ASSIGNS.
     The Company and Executive agree that this Agreement is a personal agreement and that Executive may not sell, transfer, assign, pledge or hypothecate his obligations, duties, responsibilities, rights and interests hereunder, except that his rights to compensation and benefits may be transferred by will or intestate succession, pursuant to Section 15 below. This Agreement shall be binding upon and inure to the benefit of Executive’s heirs, executors and administrators and the Company’s successors and assigns. The Company may assign or transfer its rights and obligations under this Agreement, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.
10. REPRESENTATIONS.
     The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between the Company and any other person, firm or organization. Executive represents and warrants that the performance of Executive’s duties under this Agreement will not violate any agreement between Executive and any other person, firm, partnership, company or other organization or association.

11. ENTIRE AGREEMENT.
     This Agreement and the exhibits thereto contain the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between Executive and the Company, in respect thereof, including, without limitation, the Letter Agreement dated September 1, 2000, between Executive and the Company, but excluding, to the extent not expressly modified by the provisions of this Agreement, the SERP.
12. AMENDMENT; WAIVER.
     No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by both Executive and an authorized officer or director of the Company. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Executive or an authorized officer or director of the Company, as the case may be. Without limiting the generality of the above, the failure to enforce at any time any of the provisions of this Agreement or the failure to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Agreement, or any part hereof, or the right of either party thereafter to enforce each and every such provision in accordance with the terms of this Agreement.
13. SEVERABILITY.
     In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in force and effect to the fullest extent permitted by law.

14. SURVIVORSHIP.
     The respective rights and obligations of the parties hereunder shall survive any termination of Executive’s employment and any termination or expiration of the Contract Term to the extent necessary for the intended preservation of such rights and obligations.
15. BENEFICIARIES.
     Except as provided in any plan, program or policy of the Company, Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following his death by giving the Company written notice thereof. In the absence of such designation or if such designation shall be ineffective, Executive’s wife shall be such beneficiary and if she shall not survive to receive payment, Executive’s estate shall be the beneficiary of payments to be made hereunder. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.
16. INDEMNIFICATION.
     The Company agrees that if Executive is made, or is threatened to be made, a party to any action or proceeding, whether civil or criminal, by reason of the fact that he is or was a director or officer of the Company or, at the request of the Company, serves or served any other company, partnership, joint venture, trust or other enterprise in any capacity, the Company shall indemnify him to the fullest extent permitted by the Certificate of Incorporation and by-laws of the Company or, if greater, by the applicable laws of the State of Delaware, against all costs, expenses, liabilities and losses reasonably incurred or suffered by Executive in connection therewith. The Company shall advance to Executive all reasonable costs and expenses incurred by him in connection with any such proceeding upon receipt of an itemized list of such costs and expenses, provided he executes an undertaking to repay such amounts if, and to the extent, required to do so by applicable law.

17. WITHHOLDINGS.
     Any payments that the Company agrees to make to Executive, or to anyone else, under this Agreement or any plan or program, will be reduced by such amounts as are required to be withheld with respect thereto under present and future social security, old age pension, hospitalization insurance, tax or other laws or regulations that may be applicable to such payments.
18. GOVERNING LAW.
     This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York without reference to principles of conflict of laws. Any dispute regarding this Agreement shall be resolved by a court of competent jurisdiction in the State of New York.
19. HEADINGS.
     The headings of the Sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.
20. COUNTERPARTS.
     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all such counterparts shall together constitute one and the same instrument.
21. LEGAL FEES.
     The Company shall promptly reimburse Executive for reasonable attorneys’ fees and expenses incurred by Executive in connection with the negotiation and execution of this Agreement, subject to a limit of $2,500.00.

     IN WITNESS WHEREOF, the parties hereto have caused Agreement to be executed as of the date first above written.

/s/ Ronald J. Bernstein
RONALD J. BERNSTEIN

LIGGETT GROUP INC.
By:	/s/ John R. Long
	Name:	John R. Long
	Title:	Vice President, General Counsel and Secretary

VECTOR GROUP LTD (as to Section 3(c), 3(d), 3(f) and 7 only)	LIGGETT VECTOR BRANDS INC.

By: /s/ Richard J. Lampen Name: Richard J. Lampen Title: Executive Vice President	By: /s/ William H. Marks Name: William H. Marks Title: Vice President of Finance and Administration

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